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                                                                    EXHIBIT 99.1


NEWS                                                                  [AIG LOGO]





Contact:  Charlene Hamrah (Investment Community)
          (212) 770-7074

          Joe Norton (News Media)
          (212) 770-3144


          AMERICAN INTERNATIONAL GROUP, INC. RECEIVES SEC NOTIFICATION

NEW YORK, NY, September 21, 2004 - American International Group, Inc. (AIG) announced that AIG and its subsidiary AIG Financial Products Corp. (AIGFP) have been informed by the Staff of the Securities and Exchange Commission (SEC) that the Staff is considering recommending that the SEC bring a civil action against AIG and AIGFP alleging violations of the federal securities laws. The Staff's communication, commonly referred to as a "Wells Notice," arises out of the SEC's investigation entitled In the Matter of PNC Financial Services Group, Inc.
(PNC), and involves certain transactions marketed by AIGFP prior to 2003, including three transactions entered into by a subsidiary of AIGFP with PNC between June 2001 and November 2001. The PNC transactions were the subject of an SEC action against PNC in 2002, and were terminated early the next year.

         AIG and AIGFP believe that the proposed action would be unwarranted and will respond to the Staff.

         A Wells Notice provides notice that the SEC Staff is considering recommending that the SEC bring a civil action alleging violation of the federal securities laws. Under the SEC procedures, the recipient can avail itself of the opportunity to respond to the SEC Staff before it makes a formal recommendation regarding what action, if any, should be brought against a company by the SEC.

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         American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                      # # #

                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270